Exhibit (a)(1)(e)

FORM OF ADDENDUM

The following are a list of your outstanding options as of November 3, 2006 which are eligible for amendment pursuant to the Offer to Amend Certain Options, dated November 20, 2006;

Optionee Name:

Options:

Original Grant Date	Deemed Grant Date	Options Outstanding	Vested 2004 and Prior	Vested 2005 and Later (‘‘eligible options’’)	Option Price (Original)	Revised Option Price	Cash Compensation
XXXXXX	XXXXXX	XXXXXX	XXXXXX	XXXXXX	XXXXXX	XXXXXX	XXXXXX